Joint Annual Shareholder Meeting Results:

The Funds held their joint annual meeting of shareholders on December 16, 2009. Common/Preferred shareholders voted as indicated below:

Income Strategy:
								Withheld
						Affirmative     Authority
Election of R. Peter Sullivan, III -
Class III to serve until 2012			16,502,991      394,495

Election of John C. Maney+ -
Class III to serve until 2012 			16,486,153      411,333

Messr. Paul Belica, Robert E. Connor*, Hans W. Kertess, James A. Jacobson and William B. Ogden, IV continue to serve as Trustees of Income Strategy.

* Preferred Shares Trustee
+ Interested Trustee